Exhibit 10.1

January 24, 2025

Dear Glenn:

In connection with your decision to retire from Stryker and to develop a plan for transitioning your roles and responsibilities, it is with pleasure that I hereby confirm our offer for you to serve as Advisor to the CEO, reporting to Kevin Lobo, beginning on April 1, 2025 until March 31, 2026 (“Advisory Period”).

If you choose to accept this offer, as an Advisor to the CEO your responsibilities during the Advisory Period would include the following: transitioning your responsibilities as the Vice President, Chief Financial Officer to the new leaders responsible for the areas of responsibility you currently lead, providing advice and information related to the CFO transition process, including, but not limited to finalizing quarter-end and year-end financials, serving as a key advisor to the CFO of Stryker with regard to various financial matters and relationships with investors, providing requested advice on potential mergers and acquisitions, executing materials required to remove yourself as an officer or signer on behalf of Stryker, and providing other leadership and support as requested by Stryker for other matters. At the end of the Advisory Period, your employment with Stryker will end. The terms of your compensation and benefits will remain the same as is currently in effect through the end of the Advisory Period, which for the avoidance of doubt will include the following:

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Your salary will remain at the annualized amount of $800,000. You will not be eligible for salary increases during Stryker’s regular compensation review process in 2025 or at any time during the term of your Advisory Period.

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You will continue to be eligible for a 2025 incentive bonus with a target bonus percentage of 100% ($800,000) of your annual salary. Terms of the bonus and your objectives will remain consistent with the applicable Bonus Plan for 2025. Payout of the bonus will be made at the time bonuses are paid out to other Stryker employees.

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In exchange for your assistance in the transition of your roles and responsibility and agreeing to serve as Advisor to CEO through the Advisory Period, Stryker will pay you an incentive bonus in the amount of

$215,000. To receive the bonus, you must remain employed by Stryker, in good standing, through the Advisory Period and continue to support the transition as outlined above. Stryker will pay the incentive bonus within thirty (30) calendar days after the end of the Advisory Period.

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Your participation in Stryker’s 401(k) plan, Supplemental Savings and Retirement Plan, executive health examination program, and stock awards including stock options, RSUs and PSUs will continue to be governed by the terms of those plans. Included in these terms is the ongoing vesting of granted stock awards through the end of the Advisory Period. You will not be eligible to receive any new stock awards during the term of your Advisory Period.

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Assuming the Board of Directors approves, we expect to provide you with a transition services benefit that is intended to assist you with the successful transfer of your current responsibilities to the leaders that will be assuming those responsibilities, and to support you in your move to retirement.

Other provisions of your employment relationship with Stryker will continue in effect, meaning that you agree to abide by the requirements and guidelines set forth in Stryker’s Code of Conduct and other policies (including but not limited to guidelines concerning Conflicts of Interest), Stryker’s Employee Handbook and the terms of Stryker’s Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement that you signed. You also acknowledge that you are aware of Stryker’s at-will employment relationship with you.

To accept this offer, please sign this letter on the space provided below and return it to me. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Katy Fink
Katy Fink
Vice President, Chief Human Resources Officer

I accept this offer of employment during the Advisory Period with Stryker and agree to the terms and conditions outlined in this letter:

/s/ Glenn Boehnlein 1/24/2027
Glenn Boehnlein Date

c: Employee file, Kevin Lobo